Exhibit 99.1

AMEDISYS REPORTS SECOND QUARTER 2004

RESULTS

Company Reports Record Quarterly Revenue and Provides Increased

Guidance for 2004

AMEDISYS TO HOST CONFERENCE CALL

TODAY AT 10:00 AM ET

BATON ROUGE, Louisiana (August 3, 2004) – Amedisys, Inc. (NasdaqNM: “AMED” or “the Company”), one of America’s leading home health nursing companies, today reported its financial results for the second quarter of 2004.

For the quarter ended June 30, 2004 the Company reported net income of $5.0 million, or $0.39 per diluted share, on record net service revenue of $56.9 million. Net service revenue increased by 77% when compared with the $32.2 million reported for the comparable period in the prior year. Amedisys reported net income of $1.5 million, or $0.16 per diluted share for the June quarter of 2003. The diluted weighted average number of shares outstanding approximated 12.8 million in the quarter ended June 30, 2004 and 9.7 million in the comparable period of 2003.

For the six months ended June 30, 2004 the Company reported net income of $9.2 million, or $0.72 per diluted share, on record net service revenue of $104.2 million. For the same period the previous year, Amedisys reported net income of $2.7 million, or $0.28 per diluted share, on net service revenue of $63.3 million. The diluted weighted average number of shares outstanding approximated 12.7 million in the six months ended June 30, 2004 and 9.6 million in the comparable period of 2003.

“Our ongoing commitment to both organic growth and selective acquisitions has resulted in the achievement of record revenue and strong year-over-year increase in net income,” noted William F. Borne, Chief Executive Officer of Amedisys. “Clearly, we are extremely pleased with the results, which exceeded guidance previously communicated, and we remain confident that Amedisys can continue to deliver strong earnings growth for our shareholders. Therefore, based on currently available information, we are increasing our earnings guidance for fiscal 2004 to between $1.43 and $1.49 cents per diluted share, on revenue which is expected to exceed $215 million.”

“Internal growth of Medicare patient admissions was approximately 34 percent in the second quarter when compared with the previous year, which is by far the strongest growth rate ever achieved by the Company,” continued Borne. “The substantial increase in the rate of growth experienced in 2004 can be attributed to the collective results of a number of strategic initiatives begun in 2002, including, the single-minded focus of a more experienced and better trained sales force, making available an expanded range of clinical programs, and an increased effort aimed at educating referral sources on the benefits of home health nursing. Further, we have continued to initiate new locations through start ups, and expect this strategy to accelerate into 2005.”

“The integration of the operations acquired from Tenet Healthcare Corporation has now been substantially completed, although significant effort will be required to ensure that these locations contribute to the Company’s overall financial results. We are also pleased with the progress made to date by our most recent acquisition in Vicksburg, Mississippi.”

The Company will provide further information today on these results during a teleconference call that is scheduled for 10:00 a.m. ET. To access this call, please dial 1-800-231-5571 (domestic) or 1-973-582-2703 (international). A replay of the conference call will be available until August 10th, 2004, by dialing 1-877-519-4471 (domestic) or 1-973-341-3080 (international). The replay pin number is 4982538.

Amedisys, Inc., a leading provider of home health nursing services, is headquartered in Baton Rouge, Louisiana. Its common stock trades on The Nasdaq Stock Market under the symbol “AMED”.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “expect” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company’s services in the marketplace, competitive factors, changes in government reimbursement procedures, dependence upon third-party vendors, and other risks discussed in the Company’s periodic filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Additional information on the Company can be found on the World Wide Web

http://www.amedisys.com

Contact:	Amedisys, Inc.
Gregory H. Browne, CFO
(225) 292-2031
gbrowne@amedisys.com

Investor Relations: Euro RSCG Life NRP
Brian Ritchie (212) 845-4269
brian.ritchie@eurorscg.com

AMEDISYS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

For the three and six months ended June 30, 2004 and 2003

(Amounts in thousands, except per share data)

	(Unaudited)
	For the three months ended June 30		For the six months ended June 30
	2004	2003	2004	2003
Income:
Net service revenue	$56,896	$32,194	$104,235	$63,326
Cost of service revenue (excluding depreciation and amortization)	23,613	13,100	43,093	26,009

Gross margin	33,283	19,094	61,142	37,317

General and administrative expenses:
Salaries and benefits	14,794	9,881	27,351	19,742
Other	10,406	6,657	18,803	12,835

Total general and administrative expenses	25,200	16,538	46,154	32,577

Operating income	8,083	2,556	14,988	4,740

Other income (expense):
Interest income	44	24	96	41
Interest expense	(100)	(341)	(224)	(701)
Miscellaneous	(3)	199	(7)	209

Total other expense, net	(59)	(118)	(135)	(451)

Income before income taxes	8,024	2,438	14,853	4,289

Income tax expense	3,063	924	5,671	1,626

Net income	$4,961	$1,514	$9,182	$2,663

Basic weighted average common shares outstanding	12,281	9,477	12,144	9,402

Basic income per common share:

Net income	$0.40	$0.16	$0.76	$0.28

Diluted weighted average common shares outstanding	12,804	9,666	12,683	9,583

Diluted income per common share:

Net income	$0.39	$0.16	$0.72	$0.28

AMEDISYS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

As of June 30, 2004 and December 31, 2003

(Amounts in thousands, except share data)

	June 30, 2004	December 31, 2003
	(unaudited)
ASSETS:

CURRENT ASSETS:

Cash and cash equivalents	$22,279	$29,779
Patient accounts receivable, net of allowance for doubtful accounts of $3,624 at June 30, 2004 and $3,008 at December 31, 2003	19,841	15,185
Prepaid expenses	2,268	1,103
Deferred income taxes	—	1,650
Inventory and other current assets	1,123	1,879

Total current assets	45,511	49,596

Property and equipment, net	8,121	7,219
Goodwill and other assets, net	57,383	35,658

Total assets	$111,015	$92,473

LIABILITIES AND STOCKHOLDERS’ EQUITY:

CURRENT LIABILITIES:

Accounts payable	$3,255	$3,340
Accrued expenses:
Payroll and payroll taxes	13,536	9,163
Insurance	2,908	2,336
Income taxes	1,400	575
Legal settlements	1,367	1,248
Other	3,919	2,818
Deferred income taxes	532	—
Current portion of long-term debt	3,875	3,974
Current portion of obligations under capital leases	456	1,217
Current portion of Medicare liabilities	9,326	9,347

Total current liabilities	40,574	34,018

Long-term debt	921	2,696
Obligations under capital leases	486	391
Deferred income taxes	3,725	2,756
Other long-term liabilities	1,213	1,213

Total liabilities	46,919	41,074

STOCKHOLDERS’ EQUITY:

Preferred stock, $.001 par value, 5,000,000 shares authorized; None issued and outstanding	—	—
Common stock, $.001 par value, 30,000,000 shares authorized; and 12,359,648 and 11,908,146 shares issued at June 30, 2004 and December 31, 2003, respectively	12	12
Additional paid-in capital	58,980	55,465
Treasury stock at cost, 4,167 shares held	(25)	(25)
Retained earnings (deficit)	5,129	(4,053)

Total stockholders’ equity	64,096	51,399

Total liabilities and stockholders’ equity	$111,015	$92,473

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